Hudson Pacific Properties Announces Strong
Fourth Quarter and Full Year 2015 Financial Results

Los Angeles, CA, February 25, 2016—Hudson Pacific Properties, Inc. (the “Company” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the fourth quarter ended December 31, 2015.

Fourth Quarter Highlights

•	FFO (excluding specified items) of $64.8 million, or $0.44 per diluted share, compared to $22.2 million, or $0.32 per share, a year ago;

•	Completed new and renewal leases totaling 400,441 square feet at cash and GAAP rent spreads of 22.7% and 42.0%, respectively;

•	Improved in-service office portfolio leased rate to 90.1% at December 31, 2015, up from 89.5% as of September 30, 2015;

•	Completed a private placement for $425.0 million of senior guaranteed notes, fully repaying the Company’s two-year floating rate facility with long-term, fixed rate financing;

•	Closed on a new $300.0 million term loan credit facility;

•	Declared and paid a quarterly dividend of $0.20 per common share, a 60.0% increase from the previous annualized dividend level; and

•	Redeemed all issued and outstanding shares of its 8.375% Series B Cumulative Redeemable Preferred Stock.

“We had a strong fourth quarter, with solid execution on all fronts, particularly in terms of leasing, where activity across our portfolio has only accelerated during the first few months of 2016,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “In the fourth quarter, we executed over 400,000 square feet of new and renewal leases at cash rent spreads in excess of 22.0%, which in turn, addressed our largest 2016 expiration, and effectively stabilized Pinnacle I.”

Coleman added, “Year-to-date, we’ve over 860,000 square feet executed and in leases, and another 745,000 square feet in LOIs, including more than 365,000 square feet relating to 2017 expirations. We’re making significant progress with regard to leasing at our development and redevelopment projects, and ICON is now 100.0% pre-leased as we recently signed another lease with Netflix for the tower’s remaining 123,000 square feet. We’ve seen no drop-off in leasing activity, and fundamentals across our core markets remain strong. As we continue to evaluate potential dispositions, our recent sale of Bayhill Office Center to YouTube at a premium to our purchase price allocation underscores there’s still robust demand from sophisticated tech companies for high-quality office space in A+ locations.”

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended December 31, 2015 totaled $64.8 million, or $0.44 per diluted share, compared to $22.2 million, or $0.32 per share, a year ago. The specified items for the fourth quarter of 2015 consisted of acquisition-related expense savings of $0.1 million, or $0.00 per diluted share. The specified items for the fourth quarter of 2014 consisted of expenses associated with the acquisition of the Equity Office Properties’ San Francisco Peninsula and Silicon Valley portfolio (the “EOP Northern California Portfolio”) of $4.3 million, or $0.06 per diluted share, and costs associated with a one-year consulting arrangement with a former executive of $1.3 million, or $0.02 per diluted share. FFO, including the specified items, totaled $64.9 million, or $0.44 per diluted share, for the three months ended December 31, 2015, compared to $16.6 million, or $0.24 per share, a year ago.

The Company reported a net loss attributable to common stockholders of $6.5 million, or $(0.07) per diluted share, for the three months ended December 31, 2015, compared to a net loss attributable to common stockholders of $2.3 million, or $(0.03) per diluted share, for the three months ended December 31, 2014.

Combined Operating Results For The Three Months Ended December 31, 2015

Total revenue from continuing operations during the quarter increased 124.8% to $154.7 million from $68.8 million for the same quarter a year ago. Total operating expenses from continuing operations increased 146.5% to $140.8 million from $57.1 million for the same quarter a year ago. As a result, income from operations increased 18.6% to $13.8 million for the fourth quarter of 2015, compared to income from operations of $11.6 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the fourth quarter of 2015 increased 158.8% to $16.6 million, compared to interest expense of $6.4 million for the same quarter a year ago. At December 31, 2015, the Company had $2.3 billion of notes payable (excluding unamortized premium and deferred financing costs), compared to $957.5 million (including held for sale mortgage loans and excluding unamortized premium and deferred financing costs) at December 31, 2014.

Segment Operating Results For The Three Months Ended December 31, 2015

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 145.5% to $143.9 million from $58.6 million for the same quarter a year ago. The increase was primarily due to a $76.3 million increase in rental revenue to $118.2 million and an $11.5 million increase in tenant recoveries to $22.3 million, largely resulting from the EOP Northern California Portfolio acquisition, though revenue associated with leases at Element LA and 3401 Exposition Boulevard also contributed.

Office property operating expenses from continuing operations increased 148.5% to $50.8 million from $20.4 million for the same quarter a year ago. The increase was primarily the result of operating expenses associated with the EOP Northern California Portfolio acquisition.

As a result, office property net operating income in the fourth quarter increased by 143.9% on a GAAP basis and by 146.2% on a cash basis.

At December 31, 2015, the Company’s stabilized and in-service office portfolio was 95.3% and 90.1% leased, respectively. During the quarter, the Company executed 60 new and renewal leases totaling 400,441 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 5.8% to $10.8 million from $10.2 million for the same quarter a year ago, primarily due to a $0.9 million increase in rental revenue to $6.1 million, partially offset by a decrease in other property-related revenue by $0.4 million to $4.3 million. The increase in rental revenue stemmed from improved stage and production office occupancy at both properties, while the decrease in other property-related revenue primarily resulted from lower lighting and grip revenue at Sunset Bronson due to a fourth quarter production hiatus of certain stage users.

Total media and entertainment operating expenses decreased 13.6% to $6.4 million from $7.4 million for the same quarter a year ago, largely due to administrative expense savings associated with development overhead allocations, and lower equipment rental costs stemming from the production hiatus of certain stage users at Sunset Bronson.

As a result, media and entertainment net operating income in the fourth quarter increased by 57.2% on a GAAP basis and by 42.0% on a cash basis.

The Company historically based occupancy trends for Sunset Gower and Sunset Bronson on estimated gross square footage as determined at the time of their respective acquisitions in 2007 and 2008. The Company has since reconfigured or adapted certain spaces for improved utilization and, during the fourth quarter, completed a full examination of space utilization at both media and entertainment properties. As a result, the Company adjusted current and historic occupancy trends for Sunset Gower and Sunset Bronson to include space utilization for production support and building management, which aligns more closely with customary office property methodologies. The Company also eliminated from certain structural vacancy (i.e. electrical plant, utility areas and covered pathways) historically included within the gross square footage, but not available for tenancy. The revised methodology more accurately reflects space utilization at Sunset Gower and Sunset Bronson, and commencing in the current quarter, the Company will report occupancy trends for its media and entertainment properties accordingly. The Company has likewise recalculated and will report historic occupancies based on this methodology to facilitate comparisons to prior periods.

As of December 31, 2015, the trailing 12-month occupancy for the Company’s media and entertainment properties increased to 78.5% from 76.4% for the trailing 12-month period ended December 31, 2014. By way of comparison, under the prior methodology, reported trailing 12-month occupancy as of the fourth quarter ending December 31, 2014 was 71.6%.

Combined Operating Results For The Twelve Months Ended December 31, 2015

For the year ended December 31, 2015, total revenue from continuing operations was $520.9 million, a 105.5% increase from $253.4 million for the same period a year ago. Total operating expenses from continuing operations were $473.5 million, compared to $204.7 million for the same period a year ago. As a result, income from operations decreased 2.6% to $47.4 million for the year ended December 31, 2015, compared to $48.7 million for the same period a year ago. Revenues for the year ended December 31, 2014 include an early lease termination payment from Fox Interactive Media, Inc. of $1.6 million (after the write-off of non-cash items) relating to 625 Second Street with no comparable activity for the year ended December 31, 2015. Operating expenses for the year ended December 31, 2014 include a one-time supplemental net property tax expense of $0.8 million largely resulting from reassessment of the Company’s San Francisco portfolio with no comparable activity for the year ended December 31, 2015. Operating expenses for the year ended December 31, 2014 also include costs of $4.1 million associated with a one-year consulting arrangement with a former executive with no comparable activity for the year ended December 31, 2015.

Interest expense for the year ended December 31, 2015 increased 95.4% to $50.7 million, compared to $25.9 million for the same period a year ago. At December 31, 2015, the Company had $2.3 billion of notes payable, compared to $957.5 million at December 31, 2014. The Company had $43.3 million of acquisition-related expense for the year ended December 31, 2015, compared to $4.6 million for the same period a year ago. The Company had $30.5 million of gain on sale associated with the disposition of First Financial and Bay Park Plaza, compared to $5.5 million of gain on sale associated with disposition of Tierrasanta for the year ended December 31, 2014.

Balance Sheet

At December 31, 2015, the Company had total assets of $6.3 billion, including unrestricted cash and cash equivalents of $53.6 million. At December 31, 2015, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $230.0 million had been drawn. Subsequent to the quarter, the Company repaid $210.0 million of unsecured revolving credit facility from proceeds generated by the sale of Bayhill Office Center.

Major Leasing

Executed Significant Leases at Pinnacle I, 1455 Market Street & 12655 Jefferson Boulevard

The Company executed 106,802 square feet of new and renewal leases at Pinnacle I in Burbank, California, resulting in the property being 92.9% leased at the end of the fourth quarter. Consequently, the Company addressed the largest 2016 lease expiration within its portfolio, Clear Channel’s lease for 109,323 square feet, by executing a 75,214-square-foot renewal lease with iHeart Radio and backfilling the remaining 31,588 square feet with Fox Twentieth Television, Inc.

At 1455 Market Street in San Francisco, California, the Company executed a seven-year, 24,438-square-foot lease with leading music and video entertainment platform Vevo to backfill 50.0% of Rocketfuel’s recently vacated space.

Finally, the Company pre-leased 17,867 square feet to multinational media and digital marketing communications company Dentsu Aegis Network at its 12655 Jefferson Boulevard redevelopment in Playa Vista, California.

Financings

Completed $425 Million Private Placement

On December 16, 2015, the Company’s operating partnership completed a private placement for $425.0 million of guaranteed senior notes, consisting of $110.0 million of 4.34% Series A guaranteed senior notes due January 2, 2023, $259.0 million of 4.69% Series B guaranteed senior notes due December 16, 2025, and $56.0 million of 4.79% Series C guaranteed senior notes due December 16, 2027. Collectively, the notes pay interest semiannually until maturity, and are fully and unconditionally guaranteed by the Company and, in certain limited circumstances, subsidiaries of the Company. The operating partnership used proceeds from the private placement to repay the remaining $375.0 million balance under its two-year term facility, with the balance of proceeds going to repay indebtedness under its unsecured revolving credit facility and to fund general corporate purposes.

Completed $300 Million New Term Loan

On November 17, 2015, the Company’s operating partnership entered into a new term loan credit agreement, which provides for a $175.0 million unsecured five-year term loan credit facility and a $125.0 million unsecured seven-year term loan credit facility. These facilities remain fully undrawn as of the date of this press release, and proceeds remain available to fund investment activities, repay indebtedness, or for general corporate purposes. The Company has not determined the ultimate use of these funds, but has provided guidance regarding potential use as part of its full-year 2016 FFO estimate below.

Dividend

Common Dividend Paid & Increased by 60%

The Company’s Board of Directors declared a dividend on its common stock of $0.20 per share for the fourth quarter of 2015, equivalent to an annual rate of $0.80 per share and a 60.0% increase from the previous annualized dividend level of $0.50 per share. The dividend was paid on December 30, 2015 to stockholders of record on December 20, 2015.

Preferred Stock Redemption

Redeemed All Issued & Outstanding Preferred Stock

On December 10, 2015, the Company redeemed all 5,800,000 issued and outstanding shares of its 8.375% Series B Cumulative Redeemable Preferred Stock. The redemption price was $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date in an amount equal to $0.40712 per share, for a total payment of $25.40712 per share, paid in cash, without interest on the redemption date.

Activities Subsequent to December 31, 2015

Sold Bayhill Office Center To YouTube

On January 15, 2015, the Company sold Bayhill Office Center in San Bruno, California to online video distribution company YouTube for $215.0 million before certain credits, prorations and closing costs. The Company acquired the 554,328-square-foot Class A office campus as part of the EOP Northern California Portfolio purchased in April 2015 from Blackstone, but viewed the property as non-core to its portfolio primarily due to location. The sale was an all-

cash, off-market transaction, and YouTube purchased the property at a premium to the Company’s original purchase price allocation.

Completed Additional Major Leasing

Netflix, the world’s leading Internet television network, executed its ROFR to lease the remaining five floors, or another 123,221 square feet, at the Company’s ICON development in Hollywood, California. As a result, the 323,000-square-foot ICON office tower is now 100.0% pre-leased to Netflix with tenant build-out expected to commence in third quarter 2016.

In addition, the Company executed a 48,876-square-foot lease with multinational mobile ride hail company Uber Technologies, Inc. to backfill the remaining 24,438 square feet of Rocketfuel’s recently vacated space, as well as another 25,420 square feet formerly occupied by Bank of America.

Obtained Board Approval For Share Repurchase Program

Effective January 20, 2016, the Company’s Board of Directors authorized a share repurchase program to buy up to $100.0 million of the Company’s outstanding common stock. The program may be implemented at the Company’s discretion at any time for up to one year from the date of approval. Repurchases, if and when made, would be compliant with the SEC’s Rule 10b-18, and subject to market conditions, applicable legal requirements and other factors. The repurchase program serves as another capital allocation tool for the Company, a means to return capital to shareholders from asset dispositions, which will be weighed against other potential investment opportunities.

2016 Outlook

The Company is providing full-year 2016 FFO guidance in the range of $1.65 to $1.75 per diluted share (excluding specified items). This guidance reflects the acquisitions, dispositions, financings and leasing activity referenced in this press release. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions or dispositions. This guidance assumes full-year 2016 weighted average fully diluted common stock/units of 146,296,300. This guidance also assumes that the $175.0 million five-year and $125.0 million seven-year unsecured term loans described in this press release are fully drawn as of April, with the proceeds used toward the repayment of floating rate indebtedness, including the $30.0 million loan secured by 901 Market Street, the $20.0 million outstanding balance under the revolving credit facility, and the remaining $250.0 million applied to repay a corresponding amount of the unhedged portion of the existing five-year term loan. This guidance further assumes that the interest rate for the undrawn $125.0 million seven-year unsecured term loan is fixed through an interest rate swap upon funding at a rate consistent with the existing seven-year term financing (i.e. 2.66% to 3.56% per annum, before amortization of deferred financing costs). The full-year 2016 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter and full year 2015 results may be found in the Financial Reports section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss fourth quarter 2015 financial results at 1:30 p.m. PT / 4:30 p.m. ET on February 25, 2016. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of Hudson Pacific’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning February 25, 2016, at 4:30 p.m. PT / 7:30 p.m. ET, through March 3, 2016, at 8:59 p.m. PT / 11:59 p.m. ET by dialing (877) 870-5176 and entering the passcode 13629054. International callers should dial (858) 384-5517 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling approximately 16.8 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, or SEC, on March 2, 2015, as amended, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contact:

Hudson Pacific Properties
Laura Campbell
Vice President, Head of Investor Relations
(310) 622-1702
lcampbell@hudsonppi.com

or

Blue Marlin Partners
Greg Berardi
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheet (In thousands, except share data)

	December 31, 2015	December 31, 2014
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$1,283,751	$620,805
Building and improvements	3,964,630	1,284,602
Tenant improvements	293,131	116,317
Furniture and fixtures	9,586	13,721
Property under development	218,438	135,850
Total real estate held for investment	5,769,536	2,171,295
Accumulated depreciation and amortization	(269,074)	(134,657)
Investment in real estate, net	5,500,462	2,036,638
Cash and cash equivalents	53,551	17,753
Restricted cash	18,010	14,244
Accounts receivable, net	21,159	16,247
Notes receivable	28,684	28,268
Straight-line rent receivables	59,636	33,006
Deferred leasing costs and lease intangible assets, net	318,031	102,023
Deferred finance costs, net	—	—
Interest rate contracts	2,061	3
Goodwill	8,754	8,754
Prepaid expenses and other assets	27,292	10,039
Assets associated with real estate held for sale	216,395	68,165
TOTAL ASSETS	$6,254,035	$2,335,140

LIABILITIES AND EQUITY
Notes payable, net	$2,260,716	$912,683
Accounts payable and accrued liabilities	84,048	36,844
Lease intangible liabilities, net	95,208	40,969
Security deposits	21,302	6,257
Prepaid rent	38,245	8,600
Interest rate contracts	2,010	1,750
Liabilities associated with real estate held for sale	13,292	42,845
TOTAL LIABILITIES	2,514,821	1,049,948

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,177

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 per unit liquidation preference, no outstanding shares at December 31, 2015, 5,800,000 shares outstanding at December 31, 2014.	—	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 89,153,780 shares and 66,797,816 shares outstanding at December 31, 2015 and 2014, respectively.	891	668
Additional paid-in capital	1,710,979	1,070,833
Accumulated other comprehensive loss	(1,081)	(2,443)
Accumulated deficit	(44,955)	(34,884)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,665,834	1,179,174
Non-controlling interest—members in Consolidated Entities	262,625	42,990
Non-controlling common units in the Operating Partnership	1,800,578	52,851
TOTAL EQUITY	3,729,037	1,275,015
TOTAL LIABILITIES AND EQUITY	$6,254,035	$2,335,140

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014
Revenues
Office
Rental	$118,222	$41,917	$394,543	$156,806
Tenant recoveries	22,345	10,866	66,235	34,509
Parking and other	3,328	5,839	20,940	22,471
Total office revenues	143,895	58,622	481,718	213,786

Media & Entertainment
Rental	6,125	5,215	23,027	22,138
Tenant recoveries	238	157	943	1,128
Other property-related revenue	4,324	4,723	14,849	15,751
Other	69	70	313	612
Total Media & Entertainment revenues	10,756	10,165	39,132	39,629

Total revenues	154,651	68,787	520,850	253,415

Operating expenses
Office operating expenses	50,767	20,432	166,131	78,372
Media & Entertainment operating expenses	6,372	7,376	23,726	25,897
General and administrative	9,583	9,096	38,534	28,253
Depreciation and amortization	74,126	20,243	245,071	72,216
Total operating expenses	140,848	57,147	473,462	204,738

Income from operations	13,803	11,640	47,388	48,677

Other expense (income)
Interest expense	16,600	6,413	50,667	25,932
Interest income	(6)	(9)	(124)	(30)
Acquisition-related expenses	(106)	4,322	43,336	4,641
Other expense (income)	60	29	62	(14)
Total other expense (income)	16,548	10,755	93,941	30,529
(Loss) income from continuing operations before gain on sale of real estate	(2,745)	885	(46,553)	18,148
Gain on sale of real estate	—	—	30,471	5,538
(Loss) income from continuing operations	(2,745)	885	(16,082)	23,686
(Loss) income from discontinued operations	—	—	—	(164)
Impairment loss from discontinued operations	—	—	—	—
Net (loss) income from discontinued operations	—	—	—	(164)
Net (loss) income	$(2,745)	$885	$(16,082)	$23,522

Net income attributable to preferred stock and units	(2,520)	(3,195)	(12,105)	(12,785)
Net income attributable to restricted shares	(127)	(68)	(356)	(274)
Original issuance costs of redeemed Series B preferred stock	(5,970)	—	(5,970)	—
Net loss (income) attributable to non-controlling interest in consolidated entities	815	6	(3,853)	(149)
Net loss (income) attributable to common units in the Operating Partnership	4,087	82	21,969	(359)
Net (loss) income attributable to Hudson Pacific Properties, Inc. common stockholders	$(6,460)	$(2,290)	$(16,397)	$9,955
Basic and diluted per share amounts:
Net (loss) income from continuing operations attributable to common stockholders	$(0.07)	$(0.03)	$(0.19)	$0.15
Net income (loss) income from discontinued operations	—	—	—	—
Net (loss) income attributable to common stockholders’ per share—basic	$(0.07)	$(0.03)	$(0.19)	$0.15
Weighted average shares of common stock outstanding—basic	88,990,612	66,512,651	85,927,216	65,792,447
Dividends declared per share of common stock	$0.200	$0.125	$0.575	$0.500

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of net loss to Funds From Operations (FFO):
Net income (loss)	$(2,745)	$885	$(16,082)	$23,522
Adjustments:
Depreciation and amortization of real estate assets	73,876	20,158	244,182	72,003
Depreciation and amortization—discontinued operations	—	—	—	—
Gain on sale of real estate	—	—	(30,471)	(5,538)
Impairment loss	—	—	—	—
FFO attributable to non-controlling interest in Consolidated Entities	(3,696)	(1,254)	(14,216)	(5,260)
Net income attributable to preferred stock and units	(2,520)	(3,195)	(12,105)	(12,785)
FFO to common stockholders and unit holders	$64,915	$16,594	$171,308	$71,942
Specified items impacting FFO:
Acquisition-related expenses	(106)	4,322	43,336	4,641
Consulting fee to former executive	—	1,273	—	4,109
Supplemental property tax expenses/(savings)	—	—	—	809
Lease termination revenue	—	—	—	(1,687)
Lease termination non-cash write-off	—	—	—	77
FFO (excluding specified items) to common stockholders and unit holders	$64,809	$22,189	$214,644	$79,891

Weighted average common stock/units outstanding—diluted	145,946	69,685	129,590	68,892
FFO per common stock/unit—diluted	$0.44	$0.24	$1.32	$1.04
FFO (excluding specified items) per common stock/unit—diluted	$0.44	$0.32	$1.66	$1.16